Exhibit 99.1

Atlantic Union Bankshares Corporation Declares Quarterly Common Stock Dividend and Preferred Stock Dividend

Richmond, Va., July 23, 2026 – The Board of Directors (the “Board”) of Atlantic Union Bankshares Corporation (the “Company”) has declared a quarterly dividend of $0.37 per share of common stock, which is the same as the second quarter of 2026 and a $0.03, or an 8.8%, increase from the dividend in the third quarter of 2025. Based on the Company’s common stock closing price of $42.34 on July 22, 2026, the dividend yield is approximately 3.5%. The common stock dividend is payable on August 21, 2026 to common shareholders of record as of August 7, 2026.

The Board also declared a quarterly dividend on the outstanding shares of the Company’s 6.875% Perpetual Non-Cumulative Preferred Stock, Series A (the “Series A preferred stock”). The Series A preferred stock is represented by depositary shares, each representing a 1/400th ownership interest in a share of Series A preferred stock. The dividend of $171.88 per share (equivalent to $0.43 per outstanding depositary share) is payable on September 1, 2026 to holders of record as of August 17, 2026.

About Atlantic Union Bankshares Corporation

Headquartered in Richmond, Virginia, Atlantic Union Bankshares Corporation (NYSE: AUB) is the holding company for Atlantic Union Bank. Atlantic Union Bank has branches and ATMs located in Virginia, Maryland, North Carolina and Washington D.C. Certain non-bank financial services affiliates of Atlantic Union Bank include: Atlantic Union Equipment Finance, Inc., which provides equipment financing; AUB Investments, Inc., which provides investment services; and Atlantic Union Capital Markets, Inc., which provides capital market services.

###

Contact:

Bill Cimino, Senior Vice President and Head of Investor Relations 804.448.0937